Exhibit 99.1

CONTACT

Norma I. Salcido

Director of Marketing & Communications

FiberNet Telecom Group, Inc.

(212) 405-6200

investor.relations @ftgx.com

FiberNet Reports Second Quarter 2009 Results

Second Quarter of 2009 Revenues Increase 9.9% and EBITDA Increases 16.1% Over

Comparable Period in 2008

NEW YORK – Aug 13, 2009 – FiberNet Telecom Group, Inc. (NASDAQ: FTGX), a leading provider of complex interconnection services, today announced its results for the second quarter ended June 30, 2009.

Revenues for the second quarter of 2009 increased to $15.8 million, up 9.9% from $14.4 million for the second quarter of 2008 and up 1.3% from $15.6 million for the first quarter of 2009.

EBITDA (as defined) for the second quarter of 2009 was $3.4 million, up 16.1% from $2.9 million for the second quarter of 2008 and up 6.1% from $3.2 million for the first quarter of 2009.

FiberNet continued to achieve consistent revenue growth in its core product offerings of transport and colocation services. For the second quarter of 2009, revenues from transport and colocation services grew by 10.4% over the second quarter of 2008.

Transport services remained the most significant component of FiberNet’s revenues, accounting for 76.1% of the total revenues generated in the second quarter of 2009. On-net transport revenues were 45.1% and off-net transport revenues were 31.0% of the total revenues.

Colocation services represented 23.3% of total revenue generated in the second quarter of 2009. Colocation revenues were the fastest growing area for the Company in the second quarter of 2009, increasing by 15.9% from the second quarter of 2008 and by 4.1% from the first quarter of 2009. Off-net transport revenues increased by 6.7% in the second quarter of 2009 from the second quarter of 2008.

FiberNet’s customer count also increased to 290 as of June 30, 2009, up from 284 at the end of the second quarter of 2008.

Jon A. DeLuca, President and CEO, stated, “We are proud of our results for the second quarter of this year. The business continues to perform well in a challenging economic environment.”

Cost of services for the second quarter of 2009 was $8.2 million, compared to $7.4 million for the second quarter of 2008 and $8.1 million for the first quarter of 2009.

Selling, general and administrative expenses for each of the second quarters of 2009 and 2008 were $4.7 million, and $4.7 million in the first quarter of 2009.

The net loss applicable to common stockholders for the second quarter of 2009 was $(42,000), or $(0.01) per share, compared to $(0.7) million, or $(0.09) per share, for the second quarter of 2008. The net loss applicable to common stockholders for the first quarter of 2009 was $(0.2) million or $(0.02) per share.

Capital expenditures for the second quarter of 2009 were $2.2 million, compared to $0.7 million in the first quarter of 2009 and $3.2 million in the second quarter of 2008. More specifically for the second quarter of 2009, $1.0 million were invested for the implementation of customer specific orders and the implementation of network infrastructure to support new initiatives. The Company also invested $1.2 million in colocation expansion projects. For 2009, the Company expects to invest approximately $4.0 million in general capital expenditures, and $1.5 million in colocation expansion projects.

As of June 30, 2009, FiberNet had total assets of $67.4 million and total stockholders’ equity of $37.6 million. As of Aug 13, 2009, the Company had approximately 7.9 million shares of common stock outstanding, or 8.0 million shares of common stock outstanding on a fully-diluted basis, assuming the exercise of all outstanding options and warrants. Of the approximately 0.1 million outstanding options and warrants, approximately 24 thousand are out-of-the-money as of Aug 13, 2009.

The Company presents the financial metric EBITDA (as defined) because it is utilized in the determination of the majority of the financial covenants in its credit agreement, and the metric is calculated in accordance with its credit agreement. As of June 30, 2009, FiberNet was in full compliance with all of the financial covenants in its credit agreement.

FiberNet Teleconference:

The Company will not conduct a teleconference to discuss its results for the second quarter of 2009.

About FiberNet Telecom Group, Inc.

Celebrating its 10th anniversary, FiberNet Telecom Group, Inc. owns and operates integrated colocation facilities and diverse transport routes in the gateway markets of New York/New Jersey, Los Angeles, Chicago, Miami and San Francisco designed to provide comprehensive broadband interconnectivity enabling the exchange of traffic over multiple networks. FiberNet’s customized connectivity infrastructure provides an advanced, high bandwidth, fiber-optic solution to support the demand for network capacity and to facilitate the interconnection of multiple carriers’ and customers’ networks. For additional information about FiberNet, visit the Company’s website at www.ftgx.com.

Financial Information and Forward Looking Statements:

This partial discussion of the statements of financial condition and operations of the Company should be read in conjunction with the consolidated financial statements and related notes contained in the Company’s annual report on Form 10-K for the year ended December 31, 2008 as filed with the Securities and Exchange Commission on March 18, 2009.

Investors are cautioned that EBITDA (as defined) is not a financial measure under generally accepted accounting principles. EBITDA (as defined) is defined as net loss before income taxes, net interest expense, depreciation and amortization, stock related expense and other non-cash or non-recurring charges. The Company does not, nor does it suggest investors should, consider such a non-GAAP financial measure in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. EBITDA (as defined) should not be construed as an alternative to operating income or cash flows from operating activities, both of which are determined in accordance with GAAP, or as a measure of liquidity. Because it is not calculated under GAAP, FiberNet’s EBITDA (as defined) may not be comparable to similarly titled measures used by other companies. EBITDA (as defined) is commonly used in the communications industry and by financial analysts, and others who follow the industry, as a measure of operating performance. The Company believes that it is appropriate to present this financial measure because certain of the financial covenants in the Company’s credit agreement are based upon it.

Various remarks about the Company’s future expectations, plans and prospects constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Such remarks are valid only as of today, and the Company disclaims any obligation to update this information. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

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Reconciliation of Non-GAAP Financial Metric:

	Consolidated Financial Data (in thousands) (unaudited) Three Months Ended
	June 30, 2009	June 30, 2008	March 31, 2009
Calculation of EBITDA (as defined):

Net loss	$(42)	$(667)	$(229)

Plus:
Operating expenses:
Stock related expense for selling, general, and administrative matters	394	580	386
Depreciation and amortization	2,669	2,549	2,653

Income taxes (1)	62	62	62

Interest expense, net	268	362	287

EBITDA (as defined)	$3,351	$2,886	$3,159

(1)	Quarterly effect of reclassification of incomes tax provisions.

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FIBERNET TELECOM GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except for per share amounts)

	Six months ended June 30,
	2009	2008

Revenues	$31,443	$27,960

Operating expenses:

Cost of services (exclusive of items shown separately below)	16,262	14,283

Selling, general and administrative expense	9,451	9,115

Depreciation and amortization	5,322	4,988

Total operating expenses	31,035	28,386

Income (Loss) from operations	408	(426)

Interest income	1	69

Interest expense	(556)	(801)

Net loss before provision for income taxes	$(147)	$(1,158)

Provision for income taxes	(124)	(123)

Net loss	$(271)	$(1,281)

Net loss per share—basic and diluted	$(0.04)	$(0.17)

Weighted average shares outstanding—basic and diluted	7,589	7,540

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FIBERNET TELECOM GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except for per share amounts)

	Three months ended June 30,
	2009	2008

Revenues	$15,825	$14,405

Operating expenses:

Cost of services (exclusive of items shown separately below)	8,150	7,394

Selling, general and administrative expense	4,718	4,705

Depreciation and amortization	2,669	2,549

Total operating expenses	15,537	14,648

Income (Loss) from operations	288	(243)

Interest income	—	23

Interest expense	(268)	(385)

Net loss before provision for income taxes	$20	$(605)

Provision for income taxes	(62)	(62)

Net loss	$(42)	$(667)

Net loss per share—basic and diluted	$(0.01)	$(0.09)

Weighted average shares outstanding—basic and diluted	7,676	7,501

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FIBERNET TELECOM GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2009	December 31, 2008
	(unaudited)
ASSETS

Current Assets:

Cash and cash equivalents	$8,960	$5,992

Accounts receivable, net of allowance of $861	4,144	4,841

Prepaid expenses	737	587

Total current assets	13,841	11,420

Property, plant and equipment, net	50,361	52,579

Other Assets:

Deferred charges, net of accumulated amortization of $464 and $362	564	665

Goodwill	1,613	1,613

Other assets	1,009	900

TOTAL ASSETS	$67,388	$67,177

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:

Accounts payable	$3,765	$3,064

Accrued expenses	4,655	5,572

Notes payable, current portion	2,061	1,750

Deferred revenues, current portion	1,198	1,200

Total current liabilities	11,679	11,586

Long-Term Liabilities:

Notes payable	11,805	11,550

Deferred revenue, long-term	3,370	3,578

Other long-term liabilities	2,946	2,783

Total Long-Term Liabilities	18,121	17,911

Total Liabilities	29,800	29,497

	June 30, 2009	December 31, 2008
	(unaudited)

Stockholders’ Equity:

Common stock, $0.001 par value, 2,000,000,000 shares authorized and 7,667,368 and 7,422,918 shares issued and outstanding	8	7

Additional paid-in-capital	445,329	445,238

Deferred rent (warrants)	(1,126)	(1,213)

Accumulated deficit	(406,623)	(406,352)

Total stockholders’ equity	37,588	37,680

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$67,388	$67,177

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FIBERNET TELECOM GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Six months ended June 30,
	2009	2008

Cash flows from operating activities:

Net loss	$(271)	$(1,281)

Adjustments to reconcile net loss to net cash provided by operating activities:

Depreciation and amortization	5,322	4,988

Stock related expense	780	928

Deferred rent expense	87	87

Other non-cash items	(119)	99

Change in assets and liabilities:

Decrease (Increase) in accounts receivables	697	(522)

Increase in prepaid expenses	(150)	(81)

Increase in other assets	(138)	(130)

Increase in accounts payable	701	382

(Decrease) Increase in accrued expenses and other long-term liabilities	(754)	170

(Decrease) Increase in deferred revenues	(210)	115

Cash provided by operating activities	5,945	4,755

Cash flows from investing activities:

Common stock repurchases	(689)	(2,470)

Capital expenditures	(2,854)	(4,338)

Cash used in investing activities	(3,543)	(6,808)

Cash flows from financing activities:

Proceeds from debt financings	1,500	—

Repayment of debt financings	(934)	—

Payment of financing costs of debt financings	—	(22)

Cash provided by (used in) financing activities	566	(22)

Net increase (decrease) in cash and cash equivalents	2,968	(2,075)

	Six months ended June 30,
	2009	2008

Cash and cash equivalents at beginning of period	5,992	8,220

Cash and cash equivalents at end of period	$8,960	$6,145

Supplemental disclosures of cash flow information:

Interest paid	$456	$810

Income taxes paid	$353	$295

Acquisition of property, plant, and equipment not paid	$219	$223

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